Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: October 30, 2014
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL FIRST QUARTER 2015 RESULTS
-    Total sales growth of 12 percent; organic sales growth of 1 percent
-    Reported EPS of $0.49; adjusted EPS of $0.56
-    Strong operating cash flow of $43 million
-    Restructuring and related charges of $7 million
-    Total expected restructuring benefits now range from $50 million to $55 million and total charges expected to range from $55 million to $60 million
LATROBE, Pa., (October 30, 2014) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal first-quarter 2015, with earnings per diluted share (EPS) of $0.49, compared with the prior year quarter EPS of $0.48. The current quarter adjusted EPS were $0.56 absent restructuring and related charges, compared with prior year's adjusted EPS of $0.49 excluding acquisition charges.
Carlos Cardoso, Kennametal Chairman and Chief Executive Officer said, “September quarter sales growth was driven by ongoing demand strength in our Industrial segment; however, our Infrastructure business was challenged by continued weak conditions in underground mining and road construction, partially offset by modest improvement in the oil and gas sector. We are pleased to have made significant progress in integrating the Tungsten Materials Business, and we are accelerating measures to reduce costs and improve efficiencies that should position Kennametal for improved profitability.”
Fiscal 2015 First Quarter Key Developments

•
Sales were $695 million, compared with $620 million in the same quarter last year. Sales increased by 12 percent, reflecting increases of 10 percent from the TMB acquisition, 1 percent from organic growth and 1 percent due to favorable currency exchange.

•
Operating income was $61 million, compared with $59 million in the same quarter last year. Operating income increased primarily due to the TMB acquisition and organic sales growth, partially offset by unfavorable mix in Infrastructure and higher employment costs overall. Operating income also included $7 million of restructuring and related charges, primarily due to equipment relocation and facility expenses. Prior year operating income included a non-recurring inventory charge of approximately $6 million and $1 million of acquisition-related expenses. Adjusted operating margin was 9.9 percent, compared with an adjusted operating margin of 9.7 percent in the prior year.

•
Restructuring and related charges amounted to $7 million pre-tax, or $0.07 per share, and pre-tax benefits from these restructuring actions reached approximately $5 million in the current quarter. In fiscal 2015, the expected restructuring pre-tax benefits have been increased to $20 million to $25 million. Total restructuring pre-tax benefits are now estimated to be in the range of $50 million to $55 million, and total pre-tax charges are projected to be in the range of $55 million to $60 million through fiscal 2016, which is consistent with the previously stated period.

•
The effective tax rate was 26.5 percent, compared with 24.6 percent in the prior year. The increase was primarily driven by losses in certain jurisdictions that do not provide a tax benefit, as well as the effect of certain tax provisions that expired after fiscal 2014.

•
EPS were $0.49, consistent with the prior year quarter EPS of $0.48. The current year quarter included restructuring and related charges of $0.07 per share. The prior year quarter included acquisition-related charges of $0.01 per share. TMB contributed $0.07 per share in the quarter.

•	Adjusted return on invested capital (ROIC) was 7.6 percent as of September 30, 2014 and reflects increased debt in the near term from recent acquisitions.

•
The company generated $43 million in cash flow from operating activities, compared with $44 million in the prior year period. Net capital expenditures were $30 million and $25 million for the three months ended September 30, 2014 and 2013, respectively. The company realized free operating cash flow of $12 million compared with $20 million for the same period last year.

Segment Developments for the Fiscal 2015 First Quarter

•
Industrial segment sales of $378 million increased 12 percent from $338 million in the prior year quarter due to increases of 6 percent from the TMB acquisition, 5 percent from organic growth and 1 percent due to favorable currency exchange. Sales increased by 9 percent in general engineering, 7 percent in transportation and decreased slightly by 1 percent in aerospace and defense. General engineering increased due to improvements in production and overall demand for machinery and the transportation market increased due to improvement in the light vehicle market. On a regional basis excluding TMB, sales increased approximately 8 percent in Asia, 7 percent in the Americas and 1 percent in Europe.

•
Industrial segment operating income was $44 million compared with $40 million in the prior year. Excluding restructuring and related charges, adjusted operating income of $49 million benefited primarily from the TMB acquisition and organic growth in the current period, partially offset by higher employment costs. Industrial adjusted operating margin was 13.1 percent compared with reported operating margin of 11.8 percent in the prior year.

•
Infrastructure segment sales of $317 million increased 13 percent from $282 million in the prior year. The increase was driven by a 16 percent increase from the TMB acquisition partially offset by a 3 percent organic sales decline. Sales increased by 2 percent in energy, offset by decreased sales of 6 percent in earthworks. Energy sales improved modestly due to increased drilling activity in oil and gas in North America. Earthworks sales declined from persistently weak underground coal mining markets globally, as well as lower road construction activity. On a regional basis excluding TMB, sales decreased 10 percent in Europe and 7 percent in Asia, partially offset by a 2 percent increase in the Americas.

•
Infrastructure segment operating income was $19 million, compared with $22 million in the same quarter of the prior year. Operating income decreased due to lower organic sales as well as an unfavorable mix and higher employment costs, partly offset by the TMB acquisition. Prior year operating income included a non-recurring inventory charge of approximately $6 million. Infrastructure adjusted operating margin was 6.7 percent compared with reported operating margin of 7.7 percent in the prior year.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook

Kennametal is updating its outlook due to weaker economic conditions anticipated for the remainder of fiscal 2015.  Key factors include softer customer demand in the Eurozone, lower drilling activity in the oil and gas sector, as well as a continued decline in underground mining production levels.
The company now expects fiscal 2015 total sales growth in the range of 2 to 4 percent, with organic sales growth of 1 to 3 percent. Previously, the company had forecast total sales growth in the range of 5 to 7 percent, with organic sales growth of 3 to 5 percent.
As a result, the company has reduced its EPS guidance for fiscal 2015 in the range of $2.80 to $3.00, compared with its previous expectation of $2.90 to $3.20.
The company expects to generate cash flow from operations between $280 million and $310 million for fiscal 2015, compared with its previous outlook of $290 million to $320 million. The revised cash flow from operations range is based on anticipated capital expenditures of approximately $110 million to $120 million, and the company now expects to generate between $170 million and $190 million of free operating cash flow for the fiscal year.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable November 25, 2014 to shareowners of record as of the close of business on November 11, 2014.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2015 first-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through November 30, 2014.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2014 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and over 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2014	2013
Sales	$694,941	$619,808
Cost of goods sold	476,842	421,571
Gross profit	218,099	198,237
Operating expense	148,488	134,264
Restructuring charges	1,563	—
Amortization of intangibles	7,027	5,143
Operating income	61,021	58,830
Interest expense	8,210	7,081
Other (income) expense, net	(1,813)	611
Income from continuing operations before income taxes	54,624	51,138
Provision for income taxes	14,497	12,580
Net income	40,127	38,558
Less: Net income attributable to noncontrolling interests	639	721
Net income attributable to Kennametal	$39,488	$37,837
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.50	$0.48
Diluted earnings per share	$0.49	$0.48
Dividends per share	$0.18	$0.18
Basic weighted average shares outstanding	79,114	78,439
Diluted weighted average shares outstanding	79,933	79,470

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2014	June 30, 2014
ASSETS
Cash and cash equivalents	$156,194	$177,929
Accounts receivable, net	488,423	531,515
Inventories	709,925	703,766
Other current assets	109,811	111,986
Total current assets	1,464,353	1,525,196
Property, plant and equipment, net	858,683	884,458
Goodwill and other intangible assets, net	1,288,564	1,318,752
Other assets	140,213	139,680
Total assets	$3,751,813	$3,868,086
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$107,258	$80,117
Accounts payable	188,999	206,891
Other current liabilities	242,114	275,748
Total current liabilities	538,371	562,756
Long-term debt and capital leases	908,605	981,666
Other liabilities	350,583	362,056
Total liabilities	1,797,559	1,906,478
KENNAMETAL SHAREOWNERS’ EQUITY	1,922,755	1,929,256
NONCONTROLLING INTERESTS	31,499	32,352
Total liabilities and equity	$3,751,813	$3,868,086

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2014	2013
Outside Sales:
Industrial	$377,858	$338,230
Infrastructure	317,083	281,578
Total outside sales	$694,941	$619,808
Sales By Geographic Region:
North America	$334,570	$269,535
Western Europe	190,854	187,601
Rest of World	169,517	162,672
Total sales by geographic region	$694,941	$619,808
Operating Income:
Industrial	$44,017	$39,820
Infrastructure	19,221	21,689
Corporate (1)	(2,217)	(2,679)
Total operating income	$61,021	$58,830
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, net income, diluted EPS, Industrial sales, operating income and margin, Infrastructure sales, operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED SEPTEMBER 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2015 Reported Results	$694,941	$61,021	$39,488	$0.49
2015 Reported Operating Margin		8.8%
Restructuring and related charges	—	7,446	5,557	0.07
2015 Adjusted Results	$694,941	$68,467	$45,045	$0.56
2015 Adjusted Operating Margin		9.9%

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
2015 Reported Results	$377,858	$44,017	$317,083	$19,221
2015 Reported Operating Margin		11.6%		6.1%
Restructuring and related charges	—	5,430	—	2,016
2015 Adjusted Results	$377,858	$49,447	$317,083	$21,237
2015 Adjusted Operating Margin		13.1%		6.7%

THREE MONTHS ENDED SEPTEMBER 30, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$619,808	58,830	$37,837	$0.48
2014 Reported Operating Margin		9.5%
Acquisition charges (3)	—	1,098	775	0.01
2014 Adjusted Results	$619,808	$59,928	$38,612	$0.49
2014 Adjusted Operating Margin		9.7%
(2)  Represents amounts attributable to Kennametal Shareowners.
(3)  TMB acquisition charges.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended
	September 30,
(in thousands)	2014	2013
Net cash flow from operating activities	$42,552	$44,425
Purchases of property, plant and equipment	(30,802)	(24,974)
Proceeds from disposals of property, plant and equipment	619	148
Free operating cash flow	$12,369	$19,599

RETURN ON INVESTED CAPITAL (UNAUDITED)
September 30, 2014 (in thousands, except percents)

Invested Capital	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013	Average
Debt	$1,015,863	$1,061,783	$1,135,553	$1,145,729	$706,331	$1,013,052
Total equity	1,954,254	1,961,608	1,934,558	1,903,304	1,873,194	1,925,384
Total	$2,970,117	$3,023,391	$3,070,111	$3,049,033	$2,579,525	$2,938,436
		Three Months Ended
Interest Expense		9/30/2014	6/30/2014	3/31/2014	12/31/2013	Total
Interest expense		$8,210	$8,450	$8,883	$8,037	$33,580
Income tax benefit						9,611
Total interest expense, net of tax						$23,969
Net Income		9/30/2014	6/30/2014	3/31/2014	12/31/2013	Total
Net income attributable to Kennametal, as reported		39,488	45,455	50,865	24,209	160,017
Acquisition-related charges		—	1,914	1,703	1,258	4,875
Restructuring and related charges		5,557	13,874	1,747	1,733	22,911
Tax repatriation		—	—	—	7,170	7,170
Loss on divestiture		—	1,607	—	—	1,607
Noncontrolling interest		639	2,024	1,129	(42)	3,750
Net income, adjusted		45,684	64,874	55,444	34,328	200,330
Total interest expense, net of tax						23,969
						$224,299
Average invested capital						$2,938,436
Adjusted Return on Invested Capital						7.6%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$160,017
Total interest expense, net of tax						23,969
						$183,986
Average invested capital						$2,938,436
Return on Invested Capital						6.3%